Exhibit 99.1

Web Marketing Holdings, Inc. and Subsidiaries (Successor Company)

Consolidated Financial Statements as of December 31, 2004 and for the Period May 18, 2004 to December 31, 2004.

Web Clients, Inc. and Subsidiaries (Predecessor Company)

Consolidated Financial Statements for the Period January 1, 2004 to May 17, 2004, and as of December 31, 2003 and for the Years Ended December 31, 2003 (as restated) and 2002 (as restated).

And Independent Auditors’ Report

WEB MARKETING HOLDINGS, INC. AND SUBSIDIARIES

(SUCCESSOR COMPANY)
WEB CLIENTS, INC. AND SUBSIDIARIES
(PREDECESSOR COMPANY)

TABLE OF CONTENTS

INDEPENDENT AUDITORS’ REPORT

FINANCIAL STATEMENTS:

Consolidated Balance Sheets as of:

•	December 31, 2004 (Successor Company)
•	December 31, 2003 (Predecessor Company) (as restated)

Consolidated Statements of Income for the:
•	Period May 18, 2004 to December 31, 2004 (Successor Company)
•	January 1, 2004 to May 17, 2004 and the Years Ended December 31, 2003 (as restated) and 2002 (as restated) (Predecessor Company)

Consolidated Statements of Stockholders’ Equity for the:
•	Period May 18, 2004 to December 31, 2004 (Successor Company)
•	January 1, 2004 to May 17, 2004 and the Years Ended December 31, 2003 (as restated) and 2002 (as restated) (Predecessor Company)

Consolidated Statements of Cash Flows for the:
•	Period May 18, 2004 to December 31, 2004 (Successor Company)
•	January 1, 2004 to May 17, 2004 and the Years Ended December 31, 2003 (as restated) and 2002 (as restated) (Predecessor Company)

Notes to Consolidated Financial Statements

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Web Marketing Holdings, Inc.
Harrisburg, Pennsylvania

We have audited the accompanying consolidated balance sheets of Web Marketing Holdings, Inc. (formerly, Web Clients, Inc. or the “Predecessor”) and subsidiaries (the “Company” or the “Successor”) as of December 31, 2004 (Successor balance sheet) and 2003 (Predecessor balance sheet), and the related consolidated statements of income, stockholders’ equity, and cash flows for the period May 18, 2004 to December 31, 2004 (Successor operations), for the period January 1, 2004 to May 17, 2004, and for the years ended December 31, 2003 and 2002 (Predecessor operations). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Web Marketing Holdings, Inc. and subsidiaries as of December 31, 2004, and the results of its operations and its cash flows for the period May 18, 2004 to December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, Web Clients, Inc.’s financial statements referred to above present fairly, in all material respects, the financial position of Web Clients, Inc. and subsidiaries as of December 31, 2003, and the results of its operations and its cash flows for the period January 1, 2004 to May 17, 2004, and for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 15, the Company’s financial statements as of and for the years ended December 31, 2003 and 2002, have been restated.

/s/ Deloitte & Touche LLP
July 27, 2005
Philadelphia, Pennsylvania

WEB MARKETING HOLDINGS, INC. AND SUBSIDIARIES (SUCCESSOR COMPANY)

WEB CLIENTS, INC. AND SUBSIDIARIES (PREDECESSOR COMPANY)

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	As of December 31,
		(Predecessor)
		(As Restated
	(Successor)	See Note 15)
	2004	2003
ASSETS

CURRENT ASSETS:
Cash	$2,038	$189
Accounts receivable, less allowance of $1,039 and $438, in 2004 and 2003, respectively	9,763	5,537
Deferred tax asset	177	—
Inventories	202	297
Prepaid expenses and other current assets	567	1,369

Total current assets	12,747	7,392

Property and equipment—net	3,623	3,088
Note receivable-less current portion	—	115
Intangible assets—net	14,080	4
Other long-term assets	527	7
Goodwill	64,483	—

TOTAL ASSETS	$95,460	$10,606

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Bank overdraft	$—	$916
Accounts payable	5,946	617
Current portion of long-term debt	11,432	—
Current portion of obligations to stockholders	—	101
Line of credit	4,105	1,240
Note payable—related party	—	3
Accrued expenses and other current liabilities	2,756	542
Total current liabilities	24,239	3,419

Deferred tax liability	542	—
Dividend payable	2,790	—
Derivative instrument	5,924	—
Stockholder distributions payable	—	200
Obligations to stockholders—excluding current portion	—	203
Long-term debt, net of current portion	9,083	—

Total liabilities	42,578	3,822

Minority interest	738	618
Commitments and contingencies (Note 11)

STOCKHOLDERS’ EQUITY:
Convertible preferred stock stock,$.001 par value; 100,000 shares authorized, 54,698 shares issued and outstanding at December 31, 2004 (Liquidation preference—Note 8)	—	—
Common stock, $.001 par value; 50,000,000 shares authorized, 12,631,173 issued and outstanding at December 31, 2004; par value of $.000001 per share; 50,000,000 shares authorized; 20,000,000 shares issued and outstanding at December 31, 2003	13	—
Additional paid-in capital	56,139	931
Notes receivable—stockholders	—	(569)
Deferred stock compensation	(543)	(74)
Retained earnings/(accumlated deficit)	(3,465)	5,878

Total stockholders’ equity	52,144	6,166

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$95,460	$10,606

See notes to consolidated financial statements.

WEB MARKETING HOLDINGS, INC. AND SUBSIDIARIES (SUCCESSOR COMPANY)

WEB CLIENTS, INC. AND SUBSIDIARIES (PREDECESSOR COMPANY)

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
	For the	For the	For the	For the
	Period	Period	Year Ended	Year Ended
	May 18, 2004	January 1, 2004	December 31, 2003	December 31, 2002
	to	to	(As Restated	(As Restated
	December 31, 2004	May 17, 2004	See Note 15)	See Note 15)

REVENUES	$41,057	$17,985	$26,911	$14,573

COST OF REVENUES	23,289	8,457	14,643	8,272

Gross profit	17,768	9,528	12,268	6,301

OPERATING EXPENSES:
Selling and marketing (see Note 14)	1,100	650	791	544
Technology, support, and development (see Note 14)	414	239	522	481
General and administrative (see Note 14)	4,178	4,451	5,419	3,484
Stock-based compensation (See Note 14)	97	4,903	738	84
Amortization	1,209	4	65	46
Depreciation	200	121	131	81

Total operating expenses	7,198	10,368	7,666	4,720

Operating income (loss)	10,570	(840)	4,602	1,581

OTHER INCOME (EXPENSE):
Change in fair value of derivative instrument	(5,869)	—	—	—
Interest income	—	15	47	105
Interest expense	(1,608)	(15)	(29)	(30)

Total other (expense) income	(7,477)	—	18	75

INCOME (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	3,093	(840)	4,620	1,656

PROVISION FOR INCOME TAXES	3,695	—	—	—

INCOME (LOSS) BEFORE MINORITY INTEREST	(602)	(840)	4,620	1,656

MINORITY INTEREST	(56)	(80)	(117)	—

NET INCOME (LOSS)	$(658)	$(920)	$4,503	$1,656

See notes to consolidated financial statements.

WEB MARKETING HOLDINGS, INC. AND SUBSIDIARIES (SUCCESSOR COMPANY)

WEB CLIENTS, INC. AND SUBSIDIARIES (PREDECESSOR COMPANY)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’  EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2003 AND

FOR THE PERIOD JANUARY 1, 2004 TO MAY 17, 2004 AND MAY 18, 2004 TO DECEMBER 31, 2004

(in thousands, except share data)

								Retained
					Additional		Notes	Earnings/
	Preferred Stock		Common Stock		Paid-In	Deferred Stock	Receivable—	(Accumulated
	Shares	Amount	Shares	Amount	Capital	Option Expense	Stockholders	Deficit)	Total

BALANCE—January 1, 2002 (As Previously reported)	—	$—	20,000,000	$—	$86	$(51)	$(546)	$1,440	$929

Adjustment for restatement (see Note 15)	—	—	—	—	—	—	—	(210)	(210)

BALANCE—January 1, 2002 (As Restated)	—	$—	20,000,000	$—	$86	$(51)	$(546)	$1,230	$719

Net income	—	—	—	—	—	—	—	1,656	1,656

Issuance of stock options	—	—	—	—	132	(132)	—	—	—

Amortization of deferred stock option expense	—	—	—	—	—	84	—	—	84

Issuance of notes receivable—stockholders (see Note 10)	—	—	—	—	—	—	(803)	—	(803)

Principal payments from stockholders	—	—	—	—	—	—	757	—	757

Distributions to stockholders (As Restated, see Note 15)	—	—	—	—	—	—	—	(1,125)	(1,125)

BALANCE—December 31, 2002 (As Restated, see Note 15)	—	$—	20,000,000	$—	$218	$(99)	$(592)	$1,761	$1,288

Net income (As Restated, see Note 15)	—	—	—	—	—	—	—	4,503	4,503

Issuance of stock options (As Restated, see Note 15)	—	—	—	—	728	(728)	—	—	—

Amortization of deferred stock option expense (As Restated, see Note 15)	—	—	—	—	—	738	—	—	738

Forfeiture of stock options (As Restated, see Note 15)	—	—	—	—	(15)	15	—	—	—

Principal payments from stockholders	—	—	—	—	—	—	23	—	23

Distributions to stockholders (As Restated, see Note 15)	—	—	—	—	—	—	—	(386)	(386)

BALANCE—December 31, 2003 (As Restated, see Note 15)	—	$—	20,000,000	$—	$931	$(74)	$(569)	$5,878	$6,166

Net loss January 1, 2004 through May 17, 2004	—	—	—	—	—	—	—	(920)	(920)

Issuance of stock options	—	—	—	—	1,544	(1,544)	—	—	—

Amortization of deferred stock option expense	—	—	—	—	—	204	—	—	204

Cancellation of stock options (see Note 14)	—	—	—	—	(2,475)	1,414	—	—	(1,061)

Principal payments from stockholders	—	—	—	—	—	—	569	—	569

Distributions to stockholders (As Restated, see Note 15)	—	—	—	—	—	—	—	(1,000)	(1,000)

BALANCE—May 17, 2004 (Predecessor Company)	—	$—	20,000,000	$—	$—	$—	$—	$3,958	$3,958

BALANCE—May 18, 2004 (Successor Company) (see Note 2)	—	$—	—	$—	$—	$—	$—	$—	$—

Capital Invested in Successor Company (see Note 2 and Note 7)	54,698	—	12,431,324	12	55,238	—	—	—	55,250

Fair value of conversion rights on preferred equity (see Note 8)	—	—	—	—	(55)	—	—	—	(55)

Accretion on preferred equity (see Note 8)	—	—	—	—	17	—	—	(17)	—

Issuance of stock options	—	—	—	—	932	(640)	—	—	292

Stock issuance	—	—	281,889	1	10	—	—	—	11

Purchase and retirement of common stock—(see Note 8)	—	—	(82,040)	—	(3)	—	—	—	(3)

Net income	—	—	—	—	—	—	—	(658)	(658)

Amortization of deferred compensation	—	—	—	—	—	97	—	—	97
Dividends accrued on Preferred stock	—	—	—	—	—	—	—	(2,790)	(2,790)

BALANCE—December 31, 2004	54,698	$—	12,631,173	$13	$56,139	$(543)	$—	$(3,465)	$52,144

See notes to consolidated financial statements.

WEB MARKETING HOLDINGS, INC. AND SUBSIDIARIES (SUCCESSOR COMPANY)

WEB CLIENTS, INC. AND SUBSIDIARIES (PREDECESSOR COMPANY)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except share data)

			(Predecessor)	(Predecessor)
	(Successor)	(Predecessor)	Year Ending	Year Ending
	Period	Period	December 31, 2003	December 31, 2002
	May 18, 2004 to	January 1, 2004	(As Restated	(As Restated
	December 31, 2004	to May 17, 2004	see Note 15)	see Note 15)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(658)	$(920)	$4,503	$1,656
Adjustments to reconcile net income (loss) provided by operating activities:
Depreciation of property and equipment	302	196	235	147
Interest accretion on sharholder distributions payable	—	—	13	12
Amortization of intangibles	1,209	4	65	46
Amortization of loan origination fees	138	—	—	—
Amortization of deferred compensation—stock options	97	204	738	84
Cancellation of stock options (see Note 14)	—	(1,061)	—	—
Change in fair value of derivative instrument	5,869	—	—	—
Minority Interest	56	81	618	—
Increase (decrease) in cash resulting from changes in:
Accounts receivable	(4,066)	(298)	(2,585)	(1,353)
Inventories	62	24	(297)	—
Prepaid expenses and other current assets	75	1,100	(648)	(406)
Other noncurrent assets	—	(64)	—	—
Deferred tax asset	(177)	—	—	—
Accounts payable	3,193	2,094	202	(103)
Obligations to stockholders	—	(33)	—	228
Deferred tax liability (see Note 9)	834	—	—	—
Accrued expenses and other current liabilities	2,072	5,957	(316)	50

Net cash provided by operating activities	9,006	7,284	2,528	361

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(548)	(658)	(2,898)	(268)
Acquisition (see Note 2)	(84,590)	—	—	—
Loan to strategic business partner (see Note 3)	—	(125)	(125)	—
Purchases of intangibles and other assets	—	(2)	(2)	(92)

Net cash used in investing activities	(85,138)	(785)	(3,025)	(360)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowing (payments) on line of credit	2,886	(20)	1,240	—
Borrowings on term loans with bank	26,000	—	—	400
Principal payments on term loans with bank	(5,485)	—	(122)	(278)
Capital investment	55,250	—	—	—
Loan origination fees	(660)	—	—	—
Loan to related parties/stockholders	—	—	—	(865)
Principal payments from related parties/stockholders	—	569	23	931
Principal payments to related party	—	(2)	(437)	(583)
Loan from related parties	—	—	99	742
Net increase (decrease) in bank overdraft	—	(916)	402	513
Proceeds from sale of stock	11	—	—	—
Purchase of stock	(3)	—	—	—
Distributions to stockholders	—	(1,040)	(519)	(919)

Net cash provided by (used in) financing activities	77,999	(1,409)	686	(59)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,867	5,090	189	(58)

CASH AND CASH EQUIVALENTS—Beginning of period (see Note 2)	171	189	—	58

CASH AND CASH EQUIVALENTS—End of period (see Note 2)	$2,038	$5,279	$189	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$1,257	$—	$9	$15
Cash paid for taxes	$3,455	$15	$—	$—

NONCASH FINANCING ACTIVITIES:
Dividends accrued on preferred stock at December 31, 2004	$2,790	$—	$—	$—
Accrued stockholder distributions at December 31, 2002	$—	$—	$—	$428

See notes to consolidated financial statements.

WEB MARKETING HOLDINGS, INC. AND SUBSIDIARIES (SUCCESSOR COMPANY)
WEB CLIENTS, INC. AND SUBSIDIARIES (PREDECESSOR COMPANY)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ALL PERIODS AS STATED

1.                      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation—Web Marketing Holdings, Inc. (the “Successor”), and its wholly owned subsidiary Web Clients Acquisition, Inc. (the “Company”) acquired the net assets of Web Clients, Inc., including its wholly owned subsidiaries (the “Predecessor”), on May 18, 2004 (the “May 18th Transaction”) (Note 2). Accordingly, the accompanying financial statements include the results of Web Clients, Inc. for all periods presented and the results of Web Marketing Holdings, Inc. after the May 18th Transaction.

The Company is a provider of results-based on-line advertising. The Company offers a broad range of integrated media, technology, and data solutions to advertisers, ad agencies, web publishers, and merchants under the trade names Webclients.net and I-deal Direct Interactive.

Principles of Consolidation—Prior to the May 18th Transaction, the consolidated financial statements include the financial statements for Web Clients, Inc. and its wholly owned subsidiaries, I—Deal Direct Interactive, Inc. (“IDD”), Bullseye Media, Inc., and 123 Click Inc. In addition, certain special-purpose entities, GPH Worldwide, Inc. (“GPH”) and 2201 Partners, L.P. (“2201 Partners”), were consolidated. All significant intercompany balances and transactions have been eliminated in consolidation.

After the May 18th Transaction, the consolidated financial statements for the Company include the financial statements of Web Marketing Holdings, Inc. and its wholly owned subsidiaries Webclients, Inc., I-Deal Direct Interactive, Inc., Bullseye Media, Inc., 123 Click, Inc., USA Interactive, Inc., Target Mail, Inc., Top Notch Media, Inc., American Web Publishing, Inc., and 2201 Partners. All significant intercompany balances and transactions have been eliminated in consolidation.

Special Purpose Entities—GPH and 2201 were determined to be special-purpose entities.

GPH is a C-corp that sold various products on-line through a marketing services agreement with the Company. The agreement became effective on January 1, 2003. The Company was determined to be the primary beneficiary of GPH’s operations, and therefore, GPH was consolidated for the period January 1, 2004 to May 17, 2004, and as of and for the year ended December 31, 2003 (see Note 15). The marketing services agreement with the Company was terminated in conjunction with the May 18th Transaction. After May 18, 2004, the Company performs the activities that were previously conducted by GPH. Therefore, the financial statements of GPH are not consolidated in the Company’s financial statements as of December 31, 2004, and for the period May 18, 2004 to December 31, 2004.

2201 Partners, which was formed in May 2003, is a limited partnership involved in real estate investing. This entity has an operating lease agreement with the Company. Due to common ownership between 2201 Partners and the Company, 2201 Partners was consolidated as of December 31, 2004, and for the periods May 18, 2004 to December 31, 2004, and January 1, 2004 to May 17, 2004, and as of and for the year ended December 31, 2003 (see Note 15). The activity related to the lease agreement was eliminated in consolidation.

The minority interest of $738,000 at December 31, 2004, represents the outside equity in 2201 Partners. The minority interest of $618,000 at December 31, 2003, represents the outside equity in 2201 Partners and GPH.

Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. At December 31, 2004, there were no cash equivalents. At December 31, 2003, cash equivalents consisted of money market accounts.

Allowance for Doubtful Accounts—The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in existing accounts receivable at each balance sheet date. Management reviews its accounts receivable periodically to determine account balances that may be uncollectible. Management establishes an allowance for balances that it determines may be uncollectible. After all attempts to collect the receivable have failed, the receivable is written off against the allowance. Based on the information available, the Company believes its allowance for doubtful accounts as of December 31, 2004 and 2003, is adequate.

Inventories—Inventories are stated at the lower of cost or market value determined using the average cost method.

Property and Equipment—Property and equipment are stated at cost, less accumulated depreciation. Depreciation expense is based on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over their estimated useful lives or the term of the lease, whichever is shorter. Land is not depreciated. Repairs and maintenance are charged to expense as incurred.

Intangible Assets—Intangible assets acquired in conjunction with the May 18th Transaction that are subject to amortization are stated at their estimated fair value, less accumulated amortization. Amortization expense is based on the straight-line method over the estimated useful lives. Intangible assets acquired in conjunction with the May 18th Transaction that are not subject to amortization are stated at their estimated fair value.

Goodwill—The Company tests goodwill for impairment in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. Accordingly, goodwill is tested at least annually at the reporting unit level or whenever events or circumstances indicate that goodwill might be impaired. As of December 31, 2004, there were no events or circumstances that had occurred that would indicate goodwill might be impaired. The Company has elected to test for goodwill impairment annually as of May 31. The Company determined that the carrying amount of goodwill was not impaired as of May 31, 2004.

Long-Lived Assets—The Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”), on January 1, 2002. The adoption of SFAS 144 did not affect the Company’s financial statements. In accordance with SFAS 144, long-lived assets, such as property and equipment and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Derivatives—The Company accounts for derivative instruments in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 137 and SFAS 138. Derivative instruments embedded in other contracts or agreements, such as the conversion rights of the Company’s preferred stock (Note 8), are separated into their host and derivative financial instrument components. The derivative component is recorded at its estimated fair value in the Company’s consolidated balance sheet with changes in estimated fair value recorded as a component of Other Income (Expense) in the Company’s consolidated statement of income.

Revenue Recognition—The Company derives revenue from the sale and delivery of advertising impressions, clicks, and leads through third-party and Company-owned websites and from products that are sold over the Internet.

The Company recognizes revenue in accordance with Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition in Financial Statements (“SAB 104”). Under SAB 104, the Company recognizes revenue when the following criteria have been met: persuasive evidence of an arrangement exists, the fees are fixed and determinable, no significant Company obligations remain, and collection of the related receivable is reasonably assured.

The Company records allowances for advertiser credits as a reduction of revenues. The Company records an allowance for advertiser credits based on historical credit experience.

Cost of Revenues—Cost of revenues consists of payments to third-party websites, labor costs, telecommunication costs, and depreciation of equipment related to the Company’s ad-delivery and affiliate marketing infrastructure.

The Company started websites in 2003 that offer free gifts to users that register for advertisements that are carried on these websites. These offers are marketed in order to increase traffic to these websites. The costs associated with the free gifts are included in cost of revenue. The Company became obligated to fulfill the free gifts upon the return of a valid redemption certificate to the Company within 75 and 30 days of the user’s registration in 2004 and 2003, respectively. The Company determines its liability for these free gifts by first determining the obligation associated with certificates that were returned but not yet fulfilled as of the balance sheet date. Secondly, the Company establishes an estimate for certificates that have not been received as of the balance sheet date based on historical redemption trends. Accrued redemption costs are $609,000 and $104,000 at December 31, 2004 and 2003, respectively. These amounts are included in accrued expenses and other current liabilities.

Stock-Based Compensation—The Company applies the intrinsic-value-based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting For Stock Issued to Employees (“APB 25”) and related interpretations including Financial Accounting Standards Board Interpretation No. 44 (“FIN”), Accounting for Certain Transactions Involving Stock Compensation (“FIN 44”), to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The market price of the Company’s stock was determined by an independent valuation specialist. The Company amortizes stock-based compensation on a straight-line basis over the vesting period of the options. SFAS  No. 123, Accounting for Stock-Based Compensation (“SFAS 123”) and SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. As permitted by existing accounting standards, the Company has elected to continue to apply the intrinsic-value-based method of accounting described above, and has adopted only the disclosure requirements of SFAS 123, as amended. The following table illustrates the effect on net income if the minimum value method for nonpublic entities had been applied to all outstanding and unvested awards in each period. The assumptions used are as follows:

	Period	Period
	May 18–	January 1–	Year Ended	Year Ended
	December 31, 2004	May 17, 2004	December 31, 2003	December 31, 2002

Risk free rate	3.9%	4.2%	4.0%	4.4%

Expected life of options	10 years	10 years	10 years	10 years

Dividends expected to be paid	No	No	No	No

	May 18, 2004–	January 1, 2004–	Year Ended	Year Ended
(in thousands)	December 31, 2004	May 17, 2004	December 31, 2003	December 31, 2002

Net income (loss)—as reported	$(658)	$(920)	$4,516	$1,668
Add: stock-based employee compensation expense included in net income—net of tax	57	4,903	738	84
Deduct: total stock-based employee compensation expense determined under fair-value-based method for all awards—net of tax	(57)	(4,888)	(769)	(85)

Proforma net income (loss)	$(658)	$(905)	$4,485	$1,667

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which is a revision of SFAS 123. SFAS 123R requires public companies to recognize all share-based payments to employees, including grants of employee stock options, in the financial statements based on their grant date fair values and does not allow the previously permitted pro-forma disclosure as an alternative to financial statement recognition. The FASB encourages the same treatment of share-based payments for nonpublic entities. However, SFAS 123R permits the use of the intrinsic value method for stock options issued by a nonpublic entity for which it is not possible to reasonably estimate the fair value of the options at the grant date. The intrinsic value of the options must be determined at each reporting date and the change in the intrinsic value must be recognized in a company’s financial statements through the date of exercise or other settlement.

SFAS 123R supersedes APB 25, and related interpretations and amends SFAS No. 95, Statement of Cash Flows. SFAS 123R is effective for nonpublic entities for the fiscal years beginning after December 15, 2005. Nonpublic entities that used the minimum value method for either recognition or pro forma disclosures are required to apply this statement prospectively. Management is in the process of determining the impact that this statement will have on the Company’s financial statements, but expects the adoption to increase stock compensation expense.

Income Taxes—Prior to the May 18th Transaction, income taxes were the liability of the stockholders of the Company as a result of electing S corporation status. Accordingly, no provision for federal or state income taxes is reflected in the consolidated statements of income for the period January 1, 2004 to May 18, 2004 and for the years ended December 31, 2003 and 2002.

After the May 18th Transaction, the Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and to operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if, based on the weight of the available evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

GPH uses the asset and liability method of accounting for income taxes, as described above.

Use of Estimates—The preparation of the consolidated financial statements requires management to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the useful lives of property and equipment, valuation allowances for receivables, allowances for advertiser credits, accounting for stock-based compensation in accordance with APB 25 and the pro forma disclosure requirements of SFAS 123 and SFAS 148, accounting for conversion rights on the Company’s preferred equity, a “derivative” in accordance with SFAS 133, and certain accrued expenses. Actual results could differ from those estimates.

Recently Issued Accounting Pronouncements—In December 2003, the FASB issued FIN 46-R, Consolidation of Variable Interest Entities (“FIN 46-R”), which requires variable interest entities to be consolidated by the primary beneficiary of the entity if certain criteria are met. A nonpublic enterprise shall apply FIN 46-R to all entities that are subject to this Interpretation by the beginning of the first annual period beginning after December 15, 2004. Management is in the process of evaluating the impact of FIN-46R on the Company’s financial statements.

2.                      BUSINESS COMBINATIONS

On May 18, 2004, Web Marketing Holdings, Inc., led by two private equity firms, acquired the net assets of Web Clients, Inc. and its subsidiaries. The primary purpose of this transaction was to provide liquidity for the Company’s existing shareholders. The operational structure of the entity was not affected by this transaction.

The net assets of Web Clients, Inc. were acquired for an aggregate purchase price of $84,590,000. The purchase price was funded with a cash investment of $54,590,000 from the investor group and $30,000,000 from bank financing. As of December 31, 2004, $4,000,000 of the purchase price was held in an escrow account for purchase price adjustments and post closing indemnities.

Purchase Price Allocation—The application of purchase accounting under SFAS No. 141, Business Combinations, requires that the total purchase price be allocated to the fair value of the assets acquired and liabilities assumed based on their fair values at the acquisition date. The allocation process requires an analysis of acquired contracts, contractual commitments, and the identification of acquired intangible assets in order to identify and record the fair value of all assets acquired and liabilities assumed. In valuing acquired assets and liabilities, fair value estimates are based on, but are not limited to, future expected cash flows, market rate assumptions for contractual obligations, and appropriate discount rates. The purchase price related to the acquisition of Web Clients, Inc. is subject to change as of December 31, 2004, pending agreement between the parties of the final working capital amount to be included in the purchase price.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

At May 18, 2004
(in thousands)

Current assets	$6,547
PP&E	1,625
Other long-term assets	65
Intangible assets	15,289
Goodwill	64,483

Total assets acquired	88,009

Current liabilities	3,419

Net assets acquired	$84,590

Of the $15,289,000 of acquired intangible assets, $9,209,000 relates to intangible assets that are subject to amortization. The intangible assets that make up this amount are customer relationships of $6,840,000 (six-year useful life), noncompete agreement of $1,688,000 (three-year useful life), internally developed software of $676,000 (three-year useful life) and $5,000 related to other amortizable intangibles (two-year useful life). The weighted average useful life of acquired intangibles that are subject to amortization is approximately five years. The remaining balance of acquired intangibles relates to $6,080,000 that was assigned to the Company’s trade name, which is not subject to amortization.

The total goodwill amount of $64,494,000 is expected to be amortizable for tax purposes.

3.                      PREPAID EXPENSES AND OTHER CURRENT ASSETS

The Company made advance payments to website publishers in 2004 and 2003 for supplying traffic to its affiliate network. At December 31, 2004 and 2003, the remaining prepaid balance is $9,000 and $864,000, respectively.

Miscellaneous prepaid expenses and other current assets primarily include taxes receivable, amounts due from credit card companies, amounts prepaid for internet connectivity, consulting services, insurance coverage, rent, postage and handling, software maintenance agreements, membership fees, and advertising conventions.

4.                      PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	Estimated
(in thousands)	Life	2004	2003

Land	—	$364	$339
Buildings and building improvements	5-39	2,202	1,801
Computer equipment and purchased software	3-5	778	1,051
Leasehold improvements	3-5	5	18
Vehicles	5	70	64
Furniture and equipment	5	502	441
Construction in progress	—	60	8

		3,981	3,722

Less accumulated depreciation		(358)	(634)

		$3,623	$3,088

Depreciation expense was $302,000 and $196,000 for the period May 18, 2004 to December 31, 2004 and January 1, 2004 to May 17, 2004, respectively. Depreciation expense for 2003 and 2002 was $235,000 and $147,000, respectively.

5.                      INTANGIBLE ASSETS

Intangible assets consist of the following at December 31:

		Estimated
(in thousands)		Life	2004	2003
Customer Relationships		6	$6,840	$—
Developed Software		3	676	—
Trade Name		—	6,080	—
Noncompete Agreements		3	1,688	90
Other		2	5	166

			$15,289	$256

Less accumulated amortization:			$(1,209)	$(252)

			$14,080	$4

Estimated Amortization for Next Five Years:

	2005		$1,929
	2006		1,928
	2007		1,436
	2008		1,140
	2009		1,140
			$7,573

Amortization expense was $1,209,000 and $4,000 for the periods May 18, 2004 to December 31, 2004 and January 1 to May 17, 2004, respectively, and $65,000 and $46,000 for the years ended December 31, 2003 and 2002, respectively.

6.                      ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

The Company has accrued payroll and withholdings totaling $1,340,000 and $87,000 at December 31, 2004 and 2003, respectively.

Other accrued expenses and other current liabilities primarily consist of accrued taxes, accrued vacation, accrued interest, advertiser deposits, and the current portion of Shareholder distributions payable.

7.                      LONG-TERM DEBT

Below is a summary of the outstanding debt at December 31:

(in thousands)	2004	2003
Term Loan
Web Marketing Holdings - Current Portion	$11,432	$—
Web Marketing Holdings - Long-Term Portion	9,083	—
	20,515	—
Line of Credit
Web Marketing Holdings	$2,896	$—
2201 Partners	1,209	1,240
	$4,105	$1,240

The Company had a line of credit in place for the period January 1, 2002 to May 17, 2004. This line was personally guaranteed by two shareholders of the Company. The line was initially for $800,000 and was amended in February 2004 to increase the line to $2,000,000. The interest rate on this line was the LIBOR Market Index Rate plus 1.7%. The line was originally set to expire on July 31, 2004; however, it was cancelled in conjunction with the May 18th Transaction.

2201 Partners entered into a line-of-credit agreement on May 15, 2003 for $1,250,000. This agreement was originally set to expire on June 30, 2004; however, the agreement was renewed in 2004 to extend the expiration date to June 30, 2005. The interest rate on this line was the LIBOR Market Index Rate plus 2.0%. This line was collateralized by a mortgage and was personally guaranteed by the partners of 2201 Partners. The balance on this line was $1,209,000 and $1,240,000 at December 31, 2004 and 2003, respectively.

2201 Partners entered into a line-of-credit agreement on September 1, 2004 for $250,000. This is a demand note and bears interest at the LIBOR Market Index Rate plus 1.8%. No amounts are outstanding under this agreement at December 31, 2004.

In conjunction with the financing of the May 18th Transaction, the Company entered into a term loan and revolving credit agreement with a bank. The term loan was for $26,000,000 and is scheduled to mature on May 18, 2007. This loan bears annual interest at the greater of the Prime Rate (5.25% at December 31, 2004) plus 4% or 8%. The repayment terms include regularly scheduled monthly principal payments and quarterly mandatory prepayments based on the Company’s “Excess Cash Flow” as defined in the loan agreement. The estimated maturities of the term loan are as follows:

(in thousands)

2005	$11,432
2006	8,375
2007	708

Total maturities	$20,515

The revolving credit agreement provided the Company with a $7,000,000 credit facility in order to fulfill its working capital needs. The line is collateralized by the Company’s eligible accounts receivable, as defined in the revolving credit agreement. The agreement requires the Company to maintain separate bank accounts for cash collections. These accounts are swept daily to pay down the line of credit. The line of credit bears annual interest at the greater of the Prime Rate plus 2%, or 6%. The expiration date of the revolving credit agreement is May 18, 2007. The Company incurs a 1.5% collateral management fee and a 1% unused line fee on the line of credit. At December 31, 2004, the balance outstanding on the line was $2,896,000.

The Company incurred loan origination fees of $660,000 associated with the May 18th bank financing. These fees are amortized over the term of the loan (three years). The balance at December 31, 2004 is $523,000 and is included in other long-term assets.

The Company must comply with certain financial and nonfinancial covenants associated with the term loan and revolving credit agreements, including furnishing audited annual financial statements to the bank within 120 days after the end of the Company’s fiscal year (calendar year). The Company has obtained a waiver from the bank for this covenant. The Company is in compliance with all other debt covenants associated with its loan agreements.

The Company has a standby letter of credit in place in the amount of $140,000. The letter of credit expires on December 31, 2005. The availability under the Company’s revolving line of credit is reduced by this amount as of December 31, 2004. The total availability under the Company’s line of credit was $3,964,000 at December 31, 2004.

8.                      CAPITALIZATION

Preferred Stock—At December 31, 2004, the Company had 54,698 shares of preferred stock outstanding. Dividends automatically accrue at a rate of 8% on the liquidation value of the preferred shares. The liquidation value is the sum of the paid in capital and accrued dividends for the preferred shares. The liquidation value is $57,490,000 at December 31, 2004. Accrued dividends related to the preferred shares are $2,790,000 at December 31, 2004. Upon liquidation, holders of preferred stock are entitled to receive the liquidation value of their shares prior to any distributions being made to common shareholders.

Voting Rights and Dividend Preference—The holders of preferred stock have equal voting rights to common stockholders. The holders of preferred stock have the right to receive all accrued and unpaid dividends prior to the payment of any dividends on common stock.

Conversion Rights— On the closing date of a Qualified Public Offering, each outstanding share of Preferred Stock shall automatically convert into the number of shares of Common stock equal to 25.25 shares of Common stock plus the amount obtained by dividing the liquidation value per share of the preferred stock by the public offering price per share of the common stock. In the event of a Sale of the Company, the conversion ratio is determined by dividing the liquidation value per share of the preferred stock at the time of the sale by the per share value of the consideration to be received in conjunction with the sale. No beneficial conversion amount has been recorded since it is contingent on a qualifying public offering.

The Company determined the conversion rights to be a “derivative” in accordance with SFAS 133. The fair value of the conversion rights at May 18, 2004 and December 31, 2004 was determined by the Company with the assistance of an independent valuation specialist. The fair value of the obligation under these conversion rights was determined to be $55,000 and $5,924,000 at May 18, 2004 and December 31, 2004, respectively. The fair value at December 31, 2004, $5,924,000 is classified as a non-current liability under the financial statement caption Derivative instrument. The change in fair value of $5,869,000 was recorded as an expense in the Company’s consolidated statement of income for the period May 18, 2004 to December 31, 2004 under the financial statement caption change in fair value of derivative instrument.

The carrying value of the Company’s preferred equity at May 18, 2004 was determined by subtracting the fair value of the conversions rights as of this date, $55,000. This amount will be accreted over two years (the estimated life of the conversion rights) as a reduction to retained earnings. The amount accreted for the period May 18, 2004 to December 2004 was $17,000.

This derivative was subsequently settled for approximately $6,339,000 on June 24, 2005 (Note 16).

Treasury Stock—In November 2004, the Company purchased 82,040 common shares at cost, $3,000, from a shareholder. The purchased shares were retired.

9.                      INCOME TAXES

The provision for income taxes for the Company for the period May 18, 2004 to December 31, 2004 is comprised of the following:

May 18, 2004 to
(in thousands)	December 31, 2004

Current:
Federal	$2,301
State	737

3,038

Deferred:
Federal	491
State	166

657

Provision for income taxes	$3,695

The components of the deferred tax assets and liabilities at December 31, 2004 are as follows:

(in thousands)	December 31, 2004

Deferred tax assets:
Deferred stock option expense	$292
Depreciation	236
Amortization	45
Allowance for doubtful accounts	196
Accrued vacation	38

Total deferred tax assets	807

Deferred tax liabilities:
Goodwill	1,115
Other	57

Total deferred tax liabilities	1,172

Net deferred tax liability	$365

The overall effective tax rate differs from the statutory federal tax rate for the period May 18, 2004 to December 31, 2004 as follows:

May 18, 2004 to
December 31, 2004

Tax provision based on the federal statutory rate	35.0%
State income taxes—net of federal benefit	19.0
Change in fair value of derivative instrument	66.5
Other—net	(1.0)

119.5%

10.               RELATED PARTY TRANSACTIONS

Prior to the May 18th Transaction, the Company had various demand notes due from stockholders/officers amounting to $569,000 at December 31, 2003. This balance consisted of amounts remaining outstanding on $550,000 of notes issued on October 22, 2001 and on $800,000 of notes issued on January 31, 2002 to members of the management team in conjunction with the acquisition of 5,000,000 and 10,000,000 shares of common stock, respectively, from the Company’s former majority stockholder. Since these notes are secured by the common stock, they are shown as a reduction to stockholders’ equity in the accompanying consolidated balance sheets. These notes were repaid in March 2004. The notes accrued interest at the LIBOR Market Index Rate plus 1.7%. Interest income related to these notes amounted to $3,000, $17,000 and $44,000 for the period January 1, 2004 to May 17, 2004 and for the years ended December 31, 2003 and 2002, respectively.

In conjunction with the stock transaction on October 22, 2001 described above, the Company entered into an agreement to pay a minimum of $80,000 per year, plus certain benefits, for a period of three years to another of the Company’s stockholders. This agreement also required the Company to make monthly distributions to its stockholders of not less than $10,000 for a period of two years, of which the minority stockholder was entitled to 25% (see Note 15). This agreement was entered into in consideration of the stockholder agreeing to the sale of shares and the termination of a “Cross Purchase Agreement.” Since no future services were required to be provided to the Company under the agreement, the total estimated amount to be paid ($271,925) was expensed in 2001. This agreement was amended in January 2002 to remove the conditions whereby the stockholder could receive payments in excess of the required minimum annual payments of $80,000. Under the amended agreement, the stockholder will be paid $80,000 per year for a period of two years and $90,000 per year for three years thereafter, plus certain benefits from the date of the original agreement. The additional expense recorded in 2002 related to the amended agreement was $228,000. The remaining liability at December 31, 2003 of $304,000 is recorded as obligations to stockholders in the accompanying consolidated balance sheets. This agreement also required the Company to make monthly distributions of not less than $10,000 to its stockholders for a period of five years, of which the minority stockholder was entitled to 25% (see Note 15). This agreement and the associated obligation were subsequently terminated in conjunction with the May 18th Transaction and were not assumed by the Successor Company.

In conjunction with the stock transaction on January 31, 2002, as described above, the Company entered into noncompete and consulting agreements with the Company’s former majority stockholder. Under the consulting agreement, the former stockholder would provide consulting and technical assistance for a period of five years, beginning March 1, 2002, for which he would receive $550,000 to be paid out over five years. The Company also entered into a noncompete agreement with the former stockholder for a term of five years, beginning February 1, 2002. The former stockholder was to receive $200,000 over 18 months as consideration for the non-compete agreement. On October 31, 2002, these agreements were amended. Under the amended consulting agreement, the term was changed to 22 months (ending on December 31, 2003). The consideration to be paid for consulting services was changed to $447,000, consisting of a lump-sum payment of $374,000, plus amounts already paid under the previous agreement of approximately $73,000. Under the amended noncompete agreement, the term was changed to a period of three years (ending on January 31, 2005) and the consideration was changed to approximately $90,000. During 2003, management determined that the economic life of the non-compete agreement did not extend beyond December 31, 2003, and therefore, the remaining balance of $62,000 was expensed in 2003. At December 31, 2003, there are no amounts reported in the consolidated balance sheet related to the noncompete and consulting agreements. Expense related to the consulting agreement for 2003 and 2002 was approximately $244,000 and $203,000, respectively.

Additionally, prior to the May 18th Transaction, the Company had notes payable of $3,000 to stockholders/officers at December 31, 2003. This amount was repaid in April 2004. These notes accrued interest at the LIBOR Market Index Rate plus 1.7%. Interest expense related to notes payable to related parties amounted to $235 and $6,000 for 2003 and 2002, respectively.

The Company paid a $2,000,000 bonus to the executive management team, which owned approximately 72% of the Predecessor Company, in February 2004, related to their efforts in pursuing a liquidity event. This was a one-time bonus related to the team’s efforts in obtaining letters of interest for the sale of a majority interest in the Company. A bonus of $990,500 was also paid to the executive management team in March 2004 related to expected operating results for the first quarter of 2004. These amounts are included as General and administrative expenses in the accompanying consolidated statement of income for the period January 1, 2004 to May 17, 2004. The Company paid bonuses to the executive management team totaling $3,034,000 and $1,400,000 in 2003 and 2002, respectively. These bonuses were based on the Company’s operating performance.

The Company entered into a loan agreement with a related party on August 6, 2003, whereby it could lend up to $300,000 for the purpose of helping the borrower develop new publishing and website publisher resources that would benefit the operations of the Company. The Company issued two notes for $125,000 each under this agreement in August 2003 and February 2004. The notes required monthly payments of $5,000 from November 1, 2004 through November 1, 2005 and $10,000 per month thereafter. At December 31, 2003, the entire note balance of $125,000 was outstanding. The current portion, $10,000, is included in Prepaids and other current assets and $115,000 is included in Note receivable at December 31, 2003. The notes accrued interest at 4% per year, compounded monthly. These notes were repaid and were not acquired by the Successor Company in connection with the May 18th Transaction.

The Company entered into an agreement in 2003 with a related party to perform consulting services. This agreement required the payment of $6,500 monthly for a period of ten years starting August 1, 2003. The expense recognized related to this agreement was $26,000 and $32,500 for the period January 1, 2004 to May 17, 2004 and the year ended December 31, 2003, respectively. The Company had prepaid four months ($26,000) as of December 31, 2003. The agreement, including the obligation to make the $6,500 monthly payment, terminated in conjunction with May 18th Transaction.

The Company entered into a consulting agreement with a member of its Board of Directors in July 2004 that commenced on August 1, 2004. Under this agreement, the board member would provide advice and assistance to the board as necessary. The original term of the agreement was six months from the commencement date of the agreement. The board member was to be paid a $75,000 retainer fee and $36,000 per month during the term of the agreement for the consulting services. The agreement was terminated effective October 15, 2004. Total consulting fees incurred under this agreement were $165,000 and are included in General and administrative expenses in the consolidated statement of income for the period May 18, 2004 to December 31, 2004.

11.               COMMITMENTS

The Company has a lease for office space. The original term of the lease ended in March 2003. The lease included five consecutive renewal options to extend the lease for six-month periods. The Predecessor Company had exercised its fourth option to renew the lease at the time the lease was assigned to the Successor Company in conjunction with the May 18th Transaction. This option extended the lease through September 30, 2004. The lease was amended in December 2004 to extend the lease term through September 30, 2005 and to include six consecutive renewal options from this date. Each renewal option may be used to extend the lease for a period of six months. The commitment under each of these renewal options is approximately $40,000. The remaining commitments under this lease are as follows:

(in thousands)	Minimum Lease Payments

2005	$60

Rent expense under this operating lease was $50,000 and $30,000 for the periods May 18, 2004 to December 31, 2004 and January 1, 2004 to May 17, 2004, respectively. Rent expense was $80,000 in 2003 and 2002.

12.               CONCENTRATION RISKS

One customer accounted for approximately 15% of the Company’s revenue during 2004. Accounts receivable due from this customer at December 31, 2004 amounted to approximately $2,173,000. This customer is an ad agency with multiple advertisers. One customer accounted for approximately 13% of revenues during 2003. Accounts receivable due from this customer at December 31, 2003 amounted to approximately $331,000. One customer accounted for approximately 10% of revenues during 2002.

One publisher accounted for approximately 23%, 14%, and 11% of the Company’s payments to third-party websites, a component of Cost of revenues, during 2004, 2003, and 2002, respectively.

13.               DEFINED CONTRIBUTION PLAN

The Company has a 401(k) plan, which was available to substantially all employees of the Company. In 2002 and 2003, employees could contribute up to 15% of their compensation to the plan, subject to a statutory maximum limitation ($12,000 and $11,500 for 2003 and 2002, respectively). The Company made matching contributions of up to 50% of the first 10% contributed by employees. The Company’s contributions to the plan totaled approximately $48,500 and $40,000 for 2003 and 2002, respectively.

Effective January 1, 2004, the Company changed to a Safe Harbor matching plan. Under this plan, employees may contribute up to 15% of their compensation subject to statutory maximum limitation of $13,000 in 2004. The Company is required to make matching contributions of 100% of the first 4% contributed by employees. The

Company made contributions of $54,000 and $43,000 for the periods May 18, 2004 to December 31, 2004 and January 1, 2004 to May 17, 2004, respectively.

14.               STOCK COMPENSATION PLANS

Prior to the May 18th Transaction, the Company had two stock-based compensation plans in place. 2,200,000 shares of common stock were authorized to be granted under these plans, which are described below:

2000 Employee Stock Option Plan—Under this plan, the Company could grant options to any of its employees. The exercise price of each option was $0.25, and an option’s maximum term was ten years. The options vested 33-1/3% at the end of each year, vesting fully on the completion of the third year.

2000 Executive Stock Option Plan—Under this plan, the Company could grant options to its executive employees. The exercise price of each option was $0.01, and an option’s maximum term was ten years. The options issued during 2000 vested 12.5% every six months, vesting fully on the completion of the fourth year. The options issued subsequent to 2000 vest 33-1/3% at the end of each year, vesting fully on the completion of the third year.

The following table summarizes the activity under the two plans for the period January 1, 2004 to May 17, 2004 and for the years ended December 31, 2003 and 2002.

	2000 Employee	2000 Executive
	Stock Option	Stock Option
(in thousands)	Plan (shares)	Plan (shares)

Outstanding—January 1, 2002	520	357

Granted	60	334
Exercised	(15)	—

Outstanding—December 31, 2002	565	691

Granted	40	—
Forfeited	(34)	(50)

Outstanding—December 31, 2003	571	641

Granted	29	417
Cancelled	(578)	(1,058)
Forfeited	(22)	—

Outstanding—May 17, 2004	—	—

The weighted-average fair value of options granted in the period January 1, 2004 to May 17, 2004 and for the years ended December 31, 2003 and 2002, were $3.49, $1.48, and $0.26, respectively. The fair value amount used for 2004 grants was based on the value of the Company in the May 18th Transaction. The fair value amounts used for grants in 2003 and 2002 were based on an independent valuation of the Company’s stock.

The options exercisable at December 31, 2003 and 2002, under the 2000 Employee Stock Option Plan were 259,333 and 179,998, respectively. The options exercisable at December 31, 2003 and 2002, under the 2000 Executive Stock Option Plan were 646,751 and 348,334, respectively.

In 2002, the exercise price of 220,000 options that were granted to an employee in 2000 was changed from $0.25/share to $0.01/share. These options are accounted for as variable options from the date of the change.

In conjunction with the May 18th Transaction, the Company purchased the options that were outstanding under both plans as of May 12, 2004. These options were simultaneously cancelled on this date. The total expense recognized for stock option awards including the subsequent settlement on May 12, 2004 in the consolidated statement of income for the period January 1, 2004 to May 17, 2004 was $4,903,000. The Company recognized $738,000 and $84,000 for stock-based compensation for the years ended December 31, 2003 and 2002, respectively. In 2003, General and administrative expenses and Technology, support, and development expenses exclude stock-based compensation amounts of $26,000 and $712,000, respectively. In 2002, General and administrative expenses and Technology, support, and development expenses exclude stock-based compensation amounts of $19,000 and $65,000, respectively.

After the May 18th Transaction, the Company has two stock based compensation plans, which are described below:

Web Marketing Holdings 2004 Initial Pool Stock Incentive Plan—A total of 454,471 shares of common stock were reserved for issuance under this plan, all of which are outstanding as of December 31, 2004. The options granted under this plan have an exercise price per share of $0.04 and vest over a four-year period, with one-fourth vesting on the first anniversary date and the remainder vesting pro rata monthly over the remaining three years. The options expire ten years from the date of grant. The weighted-average remaining contractual life of these options is approximately 9.7 years as of December 31, 2004. No options are exercisable at December 31, 2004.

Web Marketing Holdings 2004 Continuing Pool Stock Incentive Plan—A total of 1,272,103 shares of common stock are reserved for issuance under this plan. No options grants were made under this plan as of December 31, 2004.

A summary of the activity of the Company’s two fixed stock option plans for the period May 18, 2004 to December 31, 2004, is presented below:

	Web Marketing Holdings	Web Marketing Holdings
	2004 Initial Stock	2004 Continuing Pool Stock
(in thousands)	Incentive Plan (shares)	Incentive Plan (shares)

Outstanding—May 18, 2004	—	—

Granted	454	—

Outstanding—December 31, 2004	454	—

The Company recognized $97,000 for stock-based compensation for the period May 18, 2004 to December 31, 2004. For the period May 18, 2004 to December 31, 2004, Selling and marketing expenses, General and administrative expenses, and Technology, support, and development expenses, exclude stock-based compensation amounts of $17,000, $40,000, and $40,000, respectively.

The weighted-average fair value of options granted in the period May 18, 2004 to December 31, 2004 is $2.09. The fair value of the Company’s stock was based on the value of the Company as determined in the May 18th Transaction and taking into consideration the value that is assignable to common shares. The value assignable to common shares is determined by reducing the Company’s total value by the liquidation value of preferred equity and outstanding bank debt at the grant date.

15.               RESTATEMENT

Subsequent to the issuance of the Company’s financial statements for the years ended December 31, 2003 and 2002, the Company’s management determined it had incorrectly accounted for certain items as discussed below.

Application of APB 25 and FIN 44

The Company had two incentive stock option plans in place during 2003. Management determined that the methodology that was used to value the Company’s stock was not an appropriate valuation methodology. This affected the amount of compensation expense that was recorded during 2003 for stock option awards. The valuation methodology previously used by management did not consider the future earnings prospects of the business. This was, therefore, deemed to be not appropriate to value the Company’s stock. The application of an appropriate cash flow based valuation methodology increased stock option expense by $691,000 in 2003.

Application of Emerging Issues Task Force (“EITF”) Issue No. 90-15

The Company did not correctly consolidate special purpose entities that were created during 2003. Management determined that 2201 Partners and GPH should have been consolidated in the Company’s financial statements as of and for the year ended December 31, 2003. The consolidation of these entities did not have an impact on the Company’s Stockholders’ equity or its Net Income for these periods considering that the Company had no direct ownership interest in these entities. The primary impact of the consolidation of these entities was an increase to the Company’s Property and equipment, its line of credit balance, and minority interest.

Shareholder Distributions Payable

In conjunction with the stock transaction on October 22, 2001, the Company entered into an agreement with one of the Company’s stockholders. This agreement required the Company to make monthly shareholder distributions of not less than $10,000 to its stockholders for a period of two years. The total obligation under this agreement was $240,000. The Company made one monthly payment and two monthly payments during 2002 and 2001, respectively, under this agreement before it was superseded by a new agreement in conjunction with the stock transaction on January 31, 2002. The new agreement required the Company to make monthly distributions of not less than $10,000 to its stockholders for a period of five years. The total obligation under this agreement was $600,000. The Company made payments of $120,000 and $110,000 under this agreement during 2003 and 2002, respectively.

The obligations under these agreements were not properly accrued in the Company’s financial statements. The Company recorded the present value of the obligations in its financial statements. The impact of the restatement reduced shareholder distributions by $120,000 for the year ended December 31, 2003 and increased shareholder distributions by $218,000 and $210,000 for the years ended December 31, 2002 and 2001, respectively. These changes had the effect of reducing Retained earnings at December 31, 2003 by $308,000. The obligation under the new agreement as of December 31, 2003 is $308,000. The current portion of this amount, $108,000, is included in Accrued expenses and other current liabilities and the long-term portion is included in Shareholder distributions payable on the Company’s balance sheet as of December 31, 2003. The Company recognized interest expense on the obligations of $13,000 and $12,000 in 2003 and 2002, respectively.

Reclassifications

For the years ended December 31, 2003 and 2002, management included certain costs related to the support and maintenance of the Company’s affiliate marketing network in its Operating expenses. Subsequently, it was determined that these costs should be included in the Company’s Cost of revenues. These costs include payroll costs, internet connectivity costs, and depreciation of computer equipment. For 2003 and 2002, $1,139,000 and $885,000 of costs were reclassified from Operating expenses to Cost of revenues, respectively. In addition, the Company made certain immaterial reclassifications to the statement of cash flows for the years ended December 31, 2003 and 2002.

As a result, the consolidated financial statements for the years ended December 31, 2003 and 2002, have been restated from the amounts previously reported to give effect to the adjustments described above. A summary of the significant effects of the restatements are as follows:

	As Previously	As
(in thousands)	Reported	Restated

As of December 31, 2003
Balance Sheet
Cash	$—	$189
Total current assets	7,180	7,392
PP&E	1,413	3,088
Total assets	8,719	10,606
Line of credit	—	1,240
Total liabilities	2,270	3,822
Minority interest	—	618
Additional paid in capital	218	931
Retained earnings	6,832	5,878
Deferred stock compensation	33	74
Total equity	$6,449	$6,166

Year ended December 31, 2003
Statement of Income:
Revenues	$26,724	$26,911
Cost of revenues	13,259	14,643
Selling and marketing expenses	1,208	791
Technology, support, and development expenses	1,012	522
General and administrative expenses	5,895	5,419
Depreciation expense	230	131
Interest expense	3	29
Total operating expenses	8,345	7,666
Minority interest	—	117
Net income	$5,164	$4,503

Year ended December 31, 2002
Statement of Income:
Cost of revenues	$7,387	$8,272
Selling and marketing expenses	810	544
Technology, support, and development expenses	898	481
General and administrative expenses	3,730	3,484
Depreciation expense	164	81
Interest expense	18	30
Total operating expenses	5,605	4,720
Net income	$1,668	$1,656

16.               SUBSEQUENT EVENT

On June 10, 2005, the Company entered into a definitive agreement with ValueClick, Inc. (NASDAQ:VCLK), to sell all of the outside equity interest in the Company and extinguish all outstanding bank debt for an aggregate purchase price of $142.5 million, including $122 million in cash, 1.8 million shares of ValueClick common stock and approximately 350,000 options to purchase shares of ValueClick common stock. The transaction obtained regulatory approvals and closed on June 24, 2005. The Company’s outstanding bank debt was extinguished in conjunction with this transaction.

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